Exhibit 4.1

CINTAS CORPORATION NO. 2

OFFICERS’ CERTIFICATE

Pursuant to Sections 3.1 and 3.3 of the Indenture, dated as of May 28, 2002 (the “Base Indenture”), by and among Cintas Corporation No. 2, a Nevada corporation (the “Company”), Cintas Corporation, a Washington corporation (the “Parent Guarantor”), Cintas Corporation No. 3, a Nevada corporation (“Cintas 3”), the additional subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association (as successor trustee to Wachovia Bank, National Association), as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of November 8, 2010 (together with the Base Indenture, the “Indenture”), by and among the Company, Cintas Corporate Services, Inc., an Ohio corporation (“Cintas Services” and, collectively with the Parent Guarantor and Cintas 3, the “Guarantors”), and the Trustee, the undersigned Executive Vice President & Chief Financial Officer of the Company and the undersigned Vice President & Treasurer of the Company hereby certify as follows:

(1) The issuance of a series of Securities designated as the 4.200% Senior Notes due 2028, in an initial aggregate principal amount of $400,000,000 (the “Notes”), has been approved and authorized in accordance with the provisions of the Indenture pursuant to resolutions adopted by the Pricing Committee of the Board of Directors of the Company pursuant to an Action Taken in Writing by the Pricing Committee of the Board of Directors of the Company dated April 28, 2025 and by this Officers’ Certificate dated May 2, 2025 relating to the Notes.

(2) All covenants and conditions precedent provided for in the Indenture relating to the execution, authentication and delivery of the Notes and the terms of such series of Securities have been complied with.

(3) To the best knowledge of the undersigned, no event which is, or after notice or lapse of time would become, an Event of Default with respect to any of the Notes shall have occurred and be continuing.

(4) The terms of the Notes shall be as follows:

(i) The title of the Notes shall be “4.200% Senior Notes due 2028.”

(ii) The Notes are to be issued in registered form. The Notes are to be issued initially in an aggregate principal amount of $400,000,000; provided, however, that the aggregate principal amount of the Notes which may be outstanding may be increased by the Company upon the terms and subject to the conditions set forth in the Indenture and the Notes. The Notes are to be issued initially in global form. Beneficial owners of interests in the Notes may exchange such interests in accordance with the Indenture and the terms of the Notes.

(iii) The Notes will mature on May 1, 2028.

(iv) The Notes will bear interest at a rate of 4.200% per annum.

(v) The date from which interest shall accrue, the Interest Payment Dates on which interest shall be payable and the Regular Record Date for the interest payable on any Interest Payment Date will be as set forth in the Specimen Note attached hereto as Exhibit A (the “Specimen Note”).

(vi) Principal and interest on the Notes are payable at the corporate trust office of the Trustee in The City of New York, except as otherwise provided in the Specimen Note.

(vii) The Notes are issuable in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

(viii) The Notes are subject to redemption at the option of the Company, as set forth in the Specimen Note.

(ix) The Notes will not be subject to any sinking fund.

(x) The provisions of the Indenture relating to defeasance shall apply to the Notes.

(xi) Clause (5) of Section 5.1 of the Base Indenture shall not apply to the Notes, and the occurrence of the events described in clause (5) of Section 5.1 of the Base Indenture shall not be deemed an “Event of Default” with respect to the Notes.

(xii) (a) Section 10.5(2)(b) of the Base Indenture shall be modified to read as follows:

“(b) the Company, the Guarantors or such Subsidiary, within a one-year period after such sale-leaseback transaction, apply or cause to be applied an amount not less than the net proceeds from such sale-leaseback transaction to the (i) prepayment, repayment, redemption, reduction or retirement (other than pursuant to any mandatory sinking fund, redemption or prepayment provision) of Funded Debt or (ii) apply, cause to be applied or enter into a commitment to apply an amount not less than the net proceeds from such sale-leaseback transaction to purchase, construct or develop one or more Principal Properties (other than that involved in such sale-leaseback transaction); or”

(b) Section 10.5(2) of the Base Indenture shall be modified to include 10.5(2)(c) as follows:

“(c) the Parent Guarantor or such Subsidiary could incur Debt in a principal amount equal to the Attributable Debt for such sale-leaseback transaction and, without violating Section 10.5(1), could secure that Debt by a Lien on the property to be leased without equally and ratably securing the Securities of the applicable series.”

(xiii) If a Change of Control Repurchase Event (as defined in the Specimen Note) occurs, the Company shall make an offer to purchase all of the Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, as set forth in the Specimen Note.

(xiv) The “Depository” with respect to the Notes will initially be The Depository Trust Company.

(xv) Interest on the Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months.

(xvi) The due and punctual payment of principal of, premium, if any, and interest on, the Notes shall be fully and unconditionally guaranteed, subject to the terms of the Indenture, jointly and severally, by the Parent Guarantor, Cintas 3 and Cintas Services.

(5) Electronic signatures provided shall comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) and shall be deemed original signatures for all purposes.

Capitalized terms used herein and not otherwise defined herein have the meanings specified in the Indenture or the Specimen Note. The foregoing terms of the Notes are qualified by the complete text of the Specimen Note, which is attached hereto and incorporated herein by this reference.

Each of the undersigned, for himself, states that he has read and is familiar with the provisions of the Indenture, including Article 3 relating to the issuance of the Notes thereunder and the definitions relating thereto and Article 1; that he is generally familiar with the affairs of the Company and the Guarantors and their respective corporate acts and proceedings; and that, in his opinion, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenants and conditions referred to above have been complied with, and, in his opinion, such covenants and conditions have been complied with.

Insofar as this certificate relates to legal matters, it is based, as provided for in Section 1.3 of the Base Indenture, upon the Opinion of Counsel delivered to the Trustee contemporaneously herewith pursuant to Section 3.3 of the Base Indenture and relating to the Notes.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, we have hereunto signed our names by and on behalf of the Company.

Cincinnati, Ohio

Dated: May 2, 2025

CINTAS CORPORATION NO. 2

By:	/s/ J. Michael Hansen
	Name:	J. Michael Hansen
	Title:	Executive Vice President & Chief Financial Officer

By:	/s/ Jared S. Mattingley
	Name:	Jared S. Mattingley
	Title:	Vice President, Treasurer & Investor Relations

[Signature Page to Officers’ Certificate Establishing Terms of Notes]

EXHIBIT A

SPECIMEN NOTE

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS GLOBAL NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

No. 1 CUSIP No. 17252M AR1	Principal Amount $400,000,000 as revised by the Schedule of Increases or Decreases in Global Note attached hereto

Cintas Corporation No. 2

4.200% Senior Notes due 2028

Payment of Principal, Premium, if any, and Interest

Unconditionally Guaranteed, Jointly and Severally,

by Cintas Corporation and

Certain Subsidiaries of Cintas Corporation

Cintas Corporation No. 2, a corporation duly organized and existing under the laws of Nevada (hereinafter called the “Company,” which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., c/o The Depository Trust Company, 55 Water Street, New York, New York 10041, or registered assigns, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000), as revised by the Schedule of Increases or Decreases in Global Note attached hereto, on May 1, 2028, and to pay interest thereon from May 2, 2025 or from the most recent date to which interest has been paid or duly provided for, semiannually on May 1 and November 1 in each year (each, an “Interest Payment Date”), commencing on November 1, 2025, at the rate of 4.200% per annum, until the principal hereof and premium, if any, hereon is paid or duly made available for payment, and on any overdue principal or premium, if any, and (to the extent that payment of such interest is lawful) on any overdue installment of interest at the same rate per annum during the period in which such principal or premium, if any, or interest remains unpaid. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the April 15 or October 15 (whether or not a Business Day (as defined below)), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Notes of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture. Payment of the principal of (and premium, if any) and interest on this Note will be made at the office or agency of the Company or, if applicable, the Guarantor maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made by United States dollar check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; provided, further, that payment to The Depository Trust Company or any successor depository (“DTC”) may be made by wire transfer to the account designated by DTC or such successor depository in writing.

If any Interest Payment Date or Maturity date falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest on the Notes will be made on the next succeeding Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity date, as the case may be, to the next succeeding Business Day. “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated by law, regulation or executive order to close.

Payments of interest hereon with respect to any Interest Payment Date will include interest accrued to but excluding such Interest Payment Date. Interest on this Note shall be calculated on the basis of a 360- day year consisting of twelve 30-day months.

This Note is one of a duly authorized series of Securities of the Company (herein called the “Notes”) issued or to be issued under the Indenture, dated as of May 28, 2002 (the “Base Indenture”), by and among the Company, Cintas Corporation, a Washington corporation (the “Parent Guarantor”), Cintas Corporation No. 3, a Nevada corporation (“Cintas 3”), the additional subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association (as successor trustee to Wachovia Bank, National Association), as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the Notes), as amended and supplemented by the First Supplemental Indenture, dated as of November 8, 2010 (herein called, collectively with the Base Indenture and all indentures supplemental thereto, the “Indenture”), by and among the Company, Cintas Corporate Services, Inc., an Ohio corporation (“Cintas Services” and, collectively with the Parent Guarantor and Cintas 3, the “Initial Subsidiary Guarantors” and, collectively with the Parent Guarantor and each other subsidiary of the Company that pursuant to the terms of the Indenture guarantees the Company’s obligations under such Indenture, in each case in such entity’s capacity as guarantor, the “Guarantors”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture) to the aggregate principal amount specified in the Officers’ Certificate, dated as of May 2, 2025, establishing the terms of the Notes pursuant to the Indenture; provided that the Company may, without the consent of Holders, reopen this series of Securities and issue additional Notes, so as to increase the aggregate principal amount of the Notes Outstanding upon the terms and subject to the conditions set forth in the Indenture so long as any such additional Notes have the same tenor and terms (including, without limitation, rights to receive accrued and unpaid interest as the Notes then Outstanding). The Notes are issuable only in registered form without coupons in the denominations specified in the Officers’ Certificate, dated as of May 2, 2025, establishing the terms of the Notes, all as more fully provided in the Indenture and such Officers’ Certificate. As provided in the Indenture and in such Officers’ Certificate, and subject to certain limitations set forth in the Indenture, such Officers’ Certificate and in this Note, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series in different denominations, as requested by the Holders surrendering the same.

The Notes are unconditionally guaranteed as to the due and punctual payment of principal, premium, if any, and interest in respect thereof by the Guarantors as evidenced by their guarantees (the “Guarantees”) included in the Indenture and set forth hereon. The Guarantees are direct and unconditional obligations of such Guarantors and rank and will rank equally in priority of payment and in all other respects with all other unsecured and unsubordinated obligations of such Guarantors now or hereafter outstanding.

Prior to April 1, 2028 (one month prior to the Maturity date of the Notes), referred to as the “Par Call Date,” the Company may redeem this Note at the option of the Company, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the portion of this Note to be redeemed discounted to the Redemption Date (assuming this Note matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued on the portion of this Note to be redeemed to the Redemption Date, and (ii) 100% of the principal amount of the portion of this Note to be redeemed, plus, in either case, accrued and unpaid interest on the portion of this Note to be redeemed to the Redemption Date. On or after the Par Call Date, the Company may redeem this Note, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of this Note being redeemed plus accrued and unpaid interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication), referred to as “H.15,” under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading), referred to as “H.15 TCM”. In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date, which is referred to as the “Remaining Life”; or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed. Any notice may, in the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including, but not limited to, completion of an equity offering, a financing or other corporate transaction, provided that if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the Redemption Date may be postponed until up to 60 days following the notice of redemption, and such notice may be rescinded in the event that any or all such conditions precedent shall not have been satisfied by the Redemption Date (including as it may be postponed).

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary. Unless the Company defaults in payment of the Redemption Price and accrued interest on and after the Redemption Date, interest will cease to accrue on the principal amount of this Note called for redemption.

Except as provided above, this Note is not redeemable by the Company prior to maturity and is not subject to any sinking fund.

If a Change of Control Repurchase Event (defined below) occurs with respect to the Notes, unless the Company has otherwise exercised its right to redeem the Notes, it will make an offer (a “Change of Control Repurchase Event Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date (the “Change of Control Repurchase Event Payment”). Within 30 days following any Change of Control Repurchase Event, the Company will deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control Repurchase Event and stating:

(1)  that the Change of Control Repurchase Event Offer is being made pursuant to the Change of Control Repurchase Event provisions of the Notes and that all Notes tendered will be accepted for payment;

(2)  the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Repurchase Event Payment Date”);

(3)  that any Note not tendered will continue to accrue interest;

(4)  that, unless the Company defaults in the payment of the Change of Control Repurchase Event Payment, all Notes accepted for payment pursuant to the Change of Control Repurchase Event Offer will cease to accrue interest after the Change of Control Repurchase Event Payment Date;

(5)  that Holders electing to have any Notes purchased pursuant to a Change of Control Repurchase Event Offer will be required to surrender the Notes, with the form entitled “

Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Repurchase Event Payment Date;

(6)  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Repurchase Event Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Repurchase Event Payment Date, the Company will, to the extent lawful:

(1)  accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Repurchase Event Offer;

(2)  deposit with the Paying Agent an amount equal to the Change of Control Repurchase Event Payment in respect of all Notes or portions of Notes properly tendered; and

(3)  deliver or cause to be delivered to the trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

Upon receiving the Change of Control Repurchase Event Payment, the Paying Agent will promptly deliver to each Holder of Notes properly tendered the purchase price for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in the principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will announce the results of the Change of Control Repurchase Event Offer on or as soon as practicable after the Change of Control Repurchase Event Payment Date.

The Company will not be required to make a Change of Control Repurchase Event Offer upon a Change of Control Repurchase Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Repurchase Event Offer made by the Company, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) in the equity interests of such Person, including without limitation, (i) with respect to a corporation, common stock, preferred stock and any other capital stock, (ii) with respect to a partnership, partnership interests (whether general or limited), and (iii) with respect to a limited liability company, limited liability company interests.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and its subsidiaries’ properties or assets taken as a whole or all or substantially all of the Parent Guarantor’s and its subsidiaries properties or assets taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Parent Guarantor, the Company or a Subsidiary Guarantor, as the case may be;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company or the Parent Guarantor; or

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Company or a Subsidiary Guarantor, as the case may be, becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company or the Parent Guarantor (for purposes of this clause (3), a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a “parent corporation”) if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation);

provided, that in connection with (a) the direct or indirect sale, transfer, conveyance or other disposition described in clause (1) above to the Parent Guarantor, the Company or a Subsidiary Guarantor or (b) the consummation of any transaction described in clause (3) above with the Company or a Subsidiary Guarantor, all references in clauses (1) and (3) above to the “Company” and the “Parent Guarantor,” as applicable, shall henceforth be deemed to refer to the entity that acquires such properties or assets or the surviving entity of such merger or consolidation, as applicable.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, association, joint venture, trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by Board Resolutions) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any Person, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or the equivalent) of such Person.

If an Event of Default (as defined below) with respect to the Notes shall occur and be continuing, the principal amount of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture. As used herein, the capitalized term “Event of Default” shall have the meanings assigned to it in the Indenture, except that Clause (5) of Section 5.1 of the Base Indenture shall not apply.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and, if applicable, the Guarantors and the rights of the Holders of the Securities of each series issued under the Indenture at any time by the Company and, if applicable, the Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of any series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company and, if applicable, the Guarantors with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof; whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligations of the Company and the Guarantors, which are absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note is registerable on the Security Register of the Company, upon surrender of this Note for registration of transfer at the office or agency of the Company or the Guarantors in any place where the principal of (and premium, if any) and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, the Guarantors or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and none of the Company, the Guarantors, the Trustee or any such agent shall be affected by notice to the contrary.

The Indenture contains provisions whereby (i) the Company or the Guarantors may be discharged from their obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company or the Guarantors may be released from their obligations under specified covenants and agreements in the Indenture, in each case if the Company or any Guarantor irrevocably deposits with the Trustee money or Government Obligations sufficient to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York

All capitalized terms used in this Note that are not otherwise defined in this Note shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to below, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually or by facsimile, by an authorized signatory.

Dated: May 2, 2025

CINTAS CORPORATION NO. 2, as Issuer

By:
Name:
Title:

Attest:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Signature Page to Global Note]

GUARANTEE

For value received, each of the undersigned hereby irrevocably and unconditionally guarantees (subject to release, if applicable, upon the terms set forth in the Indenture), jointly and severally, on a senior basis to the Holder of this Note and to the Trustee, on behalf of the Holder, (i) due and punctual payment of principal, premium, if any, and interest on this Note, when and as the same shall become due and payable, whether at Stated Maturity, by declaration of acceleration or otherwise, the due and punctual payment of interest on the overdue principal of (and premium, if any) and interest, if any, on this Note, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holder of this Note or the Trustee all in accordance with the terms of this Note and the Indenture and (ii) in the case of any extension of time of payment or renewal of this Note or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, at Stated Maturity, by declaration of acceleration or otherwise. This Guarantee will not be valid or obligatory for any purpose until the Trustee duly executes the certificate of authentication on the Note upon which this Guarantee is endorsed.

Dated: May 2, 2025

Cintas Corporation, a Washington corporation; Cintas Corporate Services, Inc., an Ohio corporation; Cintas Corporation No. 3, a Nevada corporation;

By:
Authorized Signatory for each of the Guarantors

Attest:

By:
Authorized Signatory for each of the Guarantors

[Signature Page to Global Note]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM —  as tenants in common UNIF GIFT MN ACT— Custodian

TEN ENT —  as tenants by the entireties (Cust) (Minor)

JT TEN —  as joint tenants with right of survivorship Under Uniform Gifts to Minors and not as tenants in common Act

(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF ASSIGNEE

the within Note and all rights thereunder, hereby irrevocably constituting and appointing to transfer said Note on the books of the Company with full power of substitution in the premises.

Dated:

Notice: The signature to this assignment must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934.

OPTION OF HOLDER TO ELECT PURCHASE

To elect to have this Note purchased by the Company pursuant to the Change of Control Repurchase Event provisions of the Notes, check the box below:

☐ Purchase pursuant to Change of Control Repurchase Event

If you want to elect to have only part of the Note purchased by the Company pursuant to pursuant to the Change of Control Repurchase Event provisions of the Notes, state the amount you elect to have purchased:

$

Dated:

Notice: The signature to this election must correspond with the name as it appears upon the face of the within Note in every particular, without alteration or enlargement or any change whatever.

Signature Guarantee:

(Signature must be guaranteed)	Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934.

3

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made

Date of Exchange	Amount of increase in Principal Amount of this Global Note	Amount of decrease in Principal Amount of this Global Note	Principal Amount of this Global Note following each decrease or increase	Signature of Authorized signatory of Trustee

4